Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike.zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie.monfre@mgic.com

MGIC Investment Corporation
Reports First Quarter 2014 Results

MILWAUKEE (April 22, 2014) — MGIC Investment Corporation (NYSE:MTG) today reported income for the quarter ended March 31, 2014 of $60.0 million, compared with a net loss of $72.9 million for the same quarter a year ago. Diluted income per share was $0.15 for the quarter ending March 31, 2014, compared to diluted loss per share of $0.31 for the same quarter a year ago.

Curt S. Culver, CEO and Chairman of the Board of Mortgage Guaranty Insurance Corporation (“MGIC”) and MTG, said, “I am pleased with the credit performance during the quarter and am encouraged by the level of the new business being written given the significant decline in refinance transactions compared to last year and the slow start in home sales given this winter’s harsh conditions.” He added that “I feel the company is in an excellent position to take advantage of the housing recovery.”

As of March 31, 2014, MGIC’s primary insurance in force was $157.9 billion, compared with $158.7 billion at December 31, 2013, and $159.5 billion at March 31, 2013. Persistency, or the percentage of insurance remaining in force from one year prior, was 81.1 percent at March 31, 2014, compared with 79.5 percent at December 31, 2013, and 78.7 percent at March 31, 2013.

At March 31, 2014, the percentage of loans that were delinquent, excluding bulk loans, was 7.92 percent, compared with 8.92 percent at December 31, 2013, and 10.91 percent at March 31, 2013. Including bulk loans, the percentage of loans that were delinquent at March 31, 2014 was 9.67 percent, compared to 10.76 percent at December 31, 2013, and 12.83 percent at March 31, 2013.

New insurance written in the first quarter was $5.2 billion, compared to $6.5 billion in the first quarter of 2013. In addition, the Home Affordable Refinance Program accounted for $1.0 billion of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force compared to $3.0 billion in the first quarter of 2013.

Total revenues for the first quarter were $235.1 million, compared with $269.2 million in the first quarter last year. Net premiums written for the quarter were $218.0 million, compared with $248.5 million for the same period last year. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $5.1 billion at March 31, 2014, compared with $5.2 billion at December 31, 2013, and $6.2 billion at March 31, 2013.

Losses incurred in the first quarter were $122.6 million, down from $266.2 million reported for the same period last year primarily due to fewer new notices of default being received and a lower claim rate on new and previously received delinquencies. Net underwriting and other expenses were $39.4 million in the first quarter as compared to $50.0 million reported for the same period last year due primarily to ceding commissions related to reinsurance.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, April 22, 2014 at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-847-7859. The call is also being webcast and can be accessed via the company’s website http://mtg.mgic.com and clicking on the “Investor Information” button.  A replay of the webcast will be available on the company’s website through May 22, 2014 under Investor Information.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.  At March 31, 2014 MGIC had $157.9 billion primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac (the “GSEs”), each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility. The existing eligibility requirements include a minimum financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements (its financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is BB (with a positive outlook)), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. The GSEs may include new eligibility requirements as part of our current remediation plan. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan.

The GSEs previously advised us that, at the direction of their conservator, the Federal Housing Finance Agency (“FHFA”), they will be revising the eligibility requirements for all mortgage insurers. We expect the revised eligibility standards to include new counterparty financial requirements (the “GSE Counterparty Financial Requirements”). Prior to publicly releasing the draft of the revised eligibility requirements, the FHFA is allowing state insurance regulators a period of time in which to review them on a confidential basis. After considering any changes suggested by the state insurance regulators, the FHFA is expected to release the draft eligibility requirements for public input, which could occur as early as the second quarter of 2014. We have not been informed of the content of the new eligibility requirements, their timeframes for effectiveness, or the length of the public input period.

We have various alternatives available to improve our existing risk-to-capital position, including contributing additional funds that are on hand today from our holding company to MGIC, entering into additional external reinsurance transactions, seeking approval to write business in MIC and raising additional capital, which could be contributed to MGIC. While there can be no assurance that MGIC would meet the GSE Counterparty Financial Requirements by their effective date, we believe we could implement one or more of these alternatives so that we would continue to be an eligible mortgage insurer after the GSE Counterparty Financial Requirements are fully effective. If MGIC (or MIC, under certain circumstances) ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements” and, together with the GSE Counterparty Financial Requirements, the “Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

In 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers that reduced our risk-to-capital ratio. At March 31, 2014, MGIC’s preliminary risk-to-capital ratio was 15.3 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its preliminary policyholder position was $519 million above the required MPP of $1.5 billion. Although the reinsurance transaction has been approved by the GSEs, it is possible that under the GSE Counterparty Financial Requirements and/or the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers under the transaction. If MGIC is disallowed full credit, MGIC may terminate the transaction, without penalty, when such disallowance becomes effective. At this time, we expect MGIC to continue to comply with the current State Capital Requirements, although we cannot assure you of such compliance. You should read the rest of these risk factors for information about matters that could negatively affect such compliance.

At March 31, 2014, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 17.6 to 1. Reinsurance transactions with affiliates permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its affiliates, unless a waiver of the State Capital Requirements from regulators continues to be effective, additional capital contributions to the reinsurance affiliates could be needed.

The National Association of Insurance Commissioners (“NAIC”) previously announced that it plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. The NAIC has established a working group of state regulators that is considering this issue, although no date has been established by which the NAIC must propose revisions to such requirements. Depending on the scope of revisions made by the NAIC, MGIC may be prevented from writing new business in the jurisdictions adopting such revisions.

If MGIC fails to meet the State Capital Requirements of Wisconsin and is unable to obtain a waiver of them from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”), MGIC could be prevented from writing new business in all jurisdictions. If MGIC fails to meet the State Capital Requirements of a jurisdiction other than Wisconsin and is unable to obtain a waiver of them, MGIC could be prevented from writing new business in that particular jurisdiction. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. A possible future failure by MGIC to meet the Capital Requirements will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.

We have in place a longstanding plan to write new business in MIC, a direct subsidiary of MGIC, in the event MGIC cannot meet the State Capital Requirements of a jurisdiction or obtain a waiver of them. MIC is licensed to write business in all jurisdictions. During 2012, MIC began writing new business in the jurisdictions where MGIC did not have a waiver of the State Capital Requirements. Because MGIC again meets the State Capital Requirements, MGIC is writing new business in all jurisdictions and MIC suspended writing new business in 2013. As of March 31, 2014, MIC had statutory capital of $460 million and risk in force, net of reinsurance, of approximately $590 million. Before MIC may again write new business, it must obtain the necessary approvals from the OCI and the GSEs.

We cannot assure you that the OCI or GSEs will approve MIC to write new business in all jurisdictions in which MGIC may become unable to do so. If one GSE does not approve MIC in all jurisdictions in which MGIC becomes unable to write new business, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business in all jurisdictions utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the financial strength of our insurance operations may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.”

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires lenders to consider a borrower’s ability to repay a home loan before extending credit. The Consumer Financial Protection Bureau (“CFPB”) rule defining “Qualified Mortgage” (“QM”) for purposes of implementing the “ability to repay” law became effective in January 2014. There is a temporary category of QMs for mortgages that satisfy the general product feature requirements of QMs and meet the GSEs’ underwriting requirements (the “temporary category”). The temporary category will phase out when the GSEs’ conservatorship ends, or if sooner, after seven years. In May 2013, the FHFA directed the GSEs to limit their mortgage acquisitions to loans that meet the requirements of a QM under the ability to repay rule, including those that meet the temporary category, and loans that are exempt from the “ability to repay” requirements. We may insure loans that do not qualify as QMs, however, we are unsure the extent to which lenders will make non-QM loans because they will not be entitled to the presumptions about compliance with the “ability to repay” requirements that the law allows lenders with respect to QM loans. We are also unsure the extent to which lenders will purchase private mortgage insurance for loans that cannot be sold to the GSEs.

The U.S. Department of Housing and Urban Development (“HUD”) definition of QM that applies to loans insured by the Federal Housing Administration (“FHA”), became effective in January 2014. HUD’s QM definition is less restrictive than the CFPB’s definition in certain respects, including that (i) it has no limit on the debt-to-income ratio of a borrower, and (ii) it allows the lender certain presumptions about compliance with the “ability to repay” requirements on higher priced loans. It is possible that lenders will prefer FHA-insured loans to loans insured by private mortgage insurance as a result of the FHA’s less restrictive QM definition.

Given the credit characteristics presented to us, we estimate that approximately 87% of our new risk written in 2013 and 84% of our new risk written in the first quarter of 2014 was for loans that would have met the CFPB’s general QM definition. We estimate that approximately 99% of our new risk written in 2013 and in the first quarter of 2014 was for loans that would have met the CFPB’s QM definition, when giving effect to the temporary category. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definitions.

The Dodd-Frank Act requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. In 2011, federal regulators released a proposed risk retention rule that included a definition of QRM. In response to public comments regarding the proposed rule, federal regulators issued a revised proposed rule in August 2013. The revised proposed rule generally defines QRM as a mortgage meeting the requirements of a QM. The regulators also proposed an alternative QRM definition (“QM-plus”) which utilizes certain QM criteria but also includes a maximum loan-to-value ratio (“LTV”) of 70%. Neither of the revised definitions of QRM considers the use of mortgage insurance for purposes of calculating LTV. While substantially all of our new risk written in 2013 and in the first quarter of 2014 was on loans that met the QM definition (and, therefore, the proposed general QRM definition), none of our new insurance written met the QM-plus definition. The public comment period for the revised proposed rule expired on October 30, 2013. The final timing of the adoption of any risk retention regulation and the definition of QRM remains uncertain. Because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans.

The amount of new insurance that we write may be materially adversely affected depending on, among other things, (a) the final definition of QRM and its LTV requirements and (b) whether lenders choose mortgage insurance for non-QRM loans. In addition, changes in the final regulations regarding treatment of GSE-guaranteed mortgage loans, or changes in the conservatorship or capital support provided to the GSEs by the U.S. Government, could impact the manner in which the risk-retention rules apply to GSE securitizations, originators who sell loans to GSEs and our business. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.”

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the FHA and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors (including the GSEs) using risk mitigation techniques other than private mortgage insurance, such as credit-linked note transactions executed in the capital markets; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. We believe that the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA’s share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guaranty fees charged by the GSEs; changes to the FHA’s annual premiums; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Since 2008, substantially all of our insurance written has been for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.

The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released in February 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance (including FHA insurance), and help bring private capital back to the mortgage market. Since then, Members of Congress introduced several bills intended to change the business practices of the GSEs and the FHA, however, no legislation has been enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2013 and in the first quarter of 2014, nearly all of our volume was on loans with GSE standard or higher coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose lower coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

The benefit of our net operating loss carryforwards may become substantially limited.

As of March 31, 2014, we had approximately $2.6 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

While we have adopted a shareholder rights agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2013 and the first quarter of 2014, curtailments reduced our average claim paid by approximately 5.8% and 5.9%, respectively. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments. After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid.

When reviewing the loan file associated with a claim, we may determine that we have the right to rescind coverage on the loan. Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In 2009 through 2011, rescissions mitigated our paid losses in the aggregate by approximately $3.0 billion; and in 2012, 2013 and the first quarter of 2014, rescissions mitigated our paid losses by approximately $0.3 billion, $135 million and $26 million, respectively (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, approximately 5% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. These figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In 2012, we estimate that our rescission benefit in loss reserves was reduced by $0.2 billion due to probable rescission settlement agreements. We estimate that other rescissions had no significant impact on our losses incurred in 2011 through the first quarter of 2014. At March 31, 2014, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $70 million. Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, reversals of rescissions have been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

If the insured disputes our right to rescind coverage, we generally engage in discussions in an attempt to settle the dispute. As part of those discussions, we may voluntarily suspend rescissions we believe may be part of a settlement. In 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements, Fannie Mae advised its servicers that they are prohibited from entering into such settlements and Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have consented to our settlement agreements with two customers, one of which is Countrywide, as discussed below, and have rejected other settlement agreements. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. As of March 31, 2014, the period in which a dispute may be brought has not ended for approximately 26% of our post-2008 rescissions that are not subject to a settlement agreement.

Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes even though discussions and legal proceedings have been initiated and are ongoing. Under ASC 450-20, an estimated loss from such discussions and proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated.

Since December 2009, we have been involved in legal proceedings with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., as successor to Countrywide Home Loans Servicing LP (“BANA” and collectively with CHL, “Countrywide”) in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans.

In April 2013, MGIC entered into separate settlement agreements with CHL and BANA, pursuant to which the parties will settle the Countrywide litigation as it relates to MGIC’s rescission practices (as amended, the “Agreements”). The original Agreements are described in our Form 8-K filed with the SEC on April 25, 2013. The original Agreements are filed as exhibits to that Form 8-K and amendments were filed with our Form 10-Q for the quarter ended September 30, 2013 and our Form 10-K for 2013, and an amendment extending a time period in the Agreement with CHL will be filed with our Form 10-Q for the quarter ended March 31, 2014. Certain portions of the Agreements are redacted and covered by a confidential treatment request that has been granted (or is pending).

The Agreement with BANA covers loans purchased by the GSEs. That Agreement was implemented beginning in November 2013 and we resolved all related suspended rescissions in November and December 2013 by paying the associated claim or processing the rescission. The pending arbitration proceedings concerning the loans covered by that agreement have been dismissed, the mutual releases between the parties regarding such loans have become effective and the litigation between the parties regarding such loans is to be dismissed.

The Agreement with CHL covers loans that were purchased by non-GSE investors, including securitization trusts (the “other investors”). That Agreement will be implemented only as and to the extent that it is consented to by or on behalf of the other investors, and any such implementation is expected to occur later in 2014. While there can be no assurance that the Agreement with CHL will be implemented, we have determined that its implementation is probable.

We recorded the estimated impact of the Agreements and another probable settlement in our financial statements for the quarter ending December 31, 2012. We have also recorded the estimated impact of other probable settlements, which in the aggregate have not been material. The estimated impact that we recorded is our best estimate of our loss from these matters. We estimate that the maximum exposure above the best estimate provision we recorded is $484 million, of which about 50% is from rescission practices subject to the Agreement with CHL. If we are not able to implement the Agreement with CHL or the other settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.

The flow policies at issue with Countrywide are in the same form as the flow policies that we used with all of our customers during the period covered by the Agreements, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions.

We are involved in discussions and legal and consensual proceedings with customers with respect to our claims paying practices that are collectively material in amount. These include a previously disclosed curtailment dispute with Countrywide that is in a mediation process. Although it is reasonably possible that, when these discussions or proceedings are completed, we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with these discussions and proceedings to be approximately $266 million, although we believe we will ultimately resolve these matters for significantly less than this amount.

The estimates of our maximum exposure referred to above do not include interest or consequential or exemplary damages.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, together with various mortgage lenders and other mortgage insurers, has been named as a defendant in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Seven of those cases have previously been dismissed without any further opportunity to appeal. The complaints in all of the cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the lenders’ captive reinsurers received excessive premiums in relation to the risk assumed by those captives, thereby violating RESPA. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

In 2013, the U.S. District Court for the Southern District of Florida approved a settlement with the CFPB that resolved a federal investigation of MGIC’s participation in captive reinsurance arrangements in the mortgage insurance industry. The settlement concluded the investigation with respect to MGIC without the CFPB or the court making any findings of wrongdoing. As part of the settlement, MGIC agreed that it would not enter into any new captive reinsurance agreement or reinsure any new loans under any existing captive reinsurance agreement for a period of ten years. MGIC had voluntarily suspended most of its captive arrangements in 2008 in response to market conditions and GSE requests. In connection with the settlement, MGIC paid a civil penalty of $2.65 million and the court issued an injunction prohibiting MGIC from violating any provisions of RESPA.

We received requests from the Minnesota Department of Commerce (the “MN Department”) beginning in February 2006 regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011. In August 2013, MGIC and several competitors received a draft Consent Order from the MN Department containing proposed conditions to resolve its investigation, including unspecified penalties. We are engaged in discussions with the MN Department regarding the draft Consent Order. We also received a request in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. Other insurance departments or other officials, including attorneys general, may also seek information about, investigate, or seek remedies regarding captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief in connection with violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. As noted above, in early 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-repay determinations prior to extending credit. We are uncertain whether the CFPB will issue any other rules or regulations that affect our business. Such rules and regulations could have a material adverse effect on us.

In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”). Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in eight lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Seven of these lawsuits have been dismissed without any further opportunity to appeal. The remaining lawsuit has also been dismissed by the U.S. District Court, however, the plaintiff in that lawsuit has filed a motion for reconsideration by the U.S. District Court and to certify a related question of law to the Supreme Court of the State in which the U.S. District Court is located. The damages sought in this remaining case are substantial. We deny any wrongdoing and intend to defend ourselves vigorously against the allegations in the lawsuits.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The proposed assessment for taxes and penalties related to these matters is $197.5 million and at March 31, 2014, there would also be interest of approximately $157.9 million. In addition, depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of March 31, 2014, those state taxes and interest would approximate $46.3 million. In addition, there could also be state tax penalties.

Our total amount of unrecognized tax benefits as of March 31, 2014 is $105.6 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million to the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. The IRS is pursuing this matter in full and absent a settlement we currently expect to be in litigation on this matter in 2014. Any such litigation could be lengthy and costly in terms of legal fees and related expenses.

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for insurance losses and loss adjustment expenses when notices of default on insured mortgage loans are received. Reserves are also established for insurance losses and loss adjustment expenses for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts. Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect a possible adverse development from ongoing dispute resolution proceedings regarding rescissions and denials unless we have determined that a loss is probable and can be reasonably estimated. For more information regarding our legal proceedings, see our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments and a drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment For example, better or worse loss development than we had assumed at the end of the prior period could have a material impact on our results. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new notice activity and a lower cure rate.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized start-ups that are not encumbered with a portfolio of pre-crisis mortgages have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in January 2014, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it had completed the purchase of a competitor, CMG Mortgage Insurance Company, and that it had received approval as an eligible insurer from both GSEs. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Our reinsurance transactions with unaffiliated reinsurers allow each reinsurer, under certain circumstances, to terminate such reinsurer’s portion of the transactions on a run-off basis if during any six month period two or more of our top five executives leave and such reinsurer objects to the replacements of such executives. We view such a termination as unlikely. No objection was made by the reinsurers within the timeframe allowed under the reinsurance agreement for our Chief Financial Officer replacement in the first quarter of 2014. Therefore, that replacement may no longer be considered for purposes of the termination provision.

Loan modification and other similar programs may not continue to provide benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders implemented programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2012, 2013 and the first quarter of 2014, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $1.2 billion, $1.0 billion and $210 million, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting and planning purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; from 2012 through the first quarter of 2014, approximately 10% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency. We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 6,970 loans in our primary delinquent inventory at March 31, 2014 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through March 31, 2014, approximately 52,700 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2013 and the first quarter of 2014, approximately 17% and 14%, respectively, of our primary cures were the result of a modification, with HAMP accounting for approximately 68% of those modifications in each of 2013 and the first quarter of 2014. Although the HAMP program has been extended through December 2015, we believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP, which has been extended through December 2015, allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. Approximately 16% of our primary insurance in force has benefitted from HARP and is still in force.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, the CFPB rules implementing laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit became effective in January 2014. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduced number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, potential increases in guaranty fees charged by the GSEs, changes to the FHA’s annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2013 and the first quarter of 2014, approximately 7% and 5%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company,

•	Essent Guaranty, Inc., and

•	National Mortgage Insurance Corporation.

Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. (who publicly reported that one of our customers, JPMorgan Chase, is one of its investors) began writing mortgage insurance; in 2013, National Mortgage Insurance Corporation, began writing mortgage insurance; and in January 2014, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it had completed the purchase of a competitor, CMG Mortgage Insurance Company, and that it had received approval as an eligible insurer from both GSEs. The perceived increase in credit quality of loans that are being insured today, the ability to start a mortgage insurance company unencumbered with a portfolio of pre-crisis mortgages, and the possibility of a decrease in the FHA’s share of the mortgage insurance market may encourage additional new entrants.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting requirements, which have resulted in our declining to insure some of the loans originated by our customers and insurance rescissions that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions.

When our capital was not in compliance with State Capital Requirements, we believe many lenders considered our financial strength important when they selected mortgage insurers. Even though we meet the current State Capital Requirements, because MGIC’s financial strength rating is lower than some competitors, MGIC may still be competitively disadvantaged with some lenders. MGIC’s financial strength rating from Moody’s is Ba3 (with a stable outlook) and from Standard & Poor’s is BB (with a positive outlook). It is possible that MGIC’s financial strength ratings could decline from these levels. While we expect MGIC’s risk-to-capital ratio to continue to comply with the current State Capital Requirements, its level will depend primarily on the level of incurred losses, the outcome of our dispute with the IRS, and the volume of new risk written. Our incurred losses are dependent upon factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Conditions that could negatively affect the risk-to-capital ratio include high or increasing unemployment rates, low cure rates, low or decreasing housing values and unfavorable resolution of ongoing legal proceedings. In addition, the NAIC and the GSEs are each expected to propose revised capital requirements for mortgage insurers. While there can be no assurance that MGIC would meet such revised capital requirements, we believe we could implement one or more alternative strategies to continue to write new business. For more information, see our risk factor titled “We may not continue to meet the GSEs’ mortgage insurer eligibility requirements” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States had for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values in most markets have recently been increasing, in some markets they remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write affects the likelihood of losses occurring and our premium yields.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of March 31, 2014, approximately 21.6% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 6.5% had FICO credit scores below 620, and 6.7% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. Beginning in August 2013, we aligned most of our underwriting requirements with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system, as described in our underwriting requirements. In December 2013, we reduced all of our borrower-paid monthly premium rates and most of our single premium rates subject to regulatory approval and made underwriting changes for loans greater than $625,500, while expanding the maximum loan amount to $850,000. In 2013 and the first quarter of 2014, single premium policies were approximately 10% and 13%, respectively, of our total NIW. During most of 2013, almost all of our single premium rates were above those most commonly used in the market. The percentage of our single premium policies may increase in the future as a result of the reduction in our single premium rates. These changes will reduce our future premium yields. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html. We make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 2% of the loans we insured in 2013 and the first quarter of 2014.

As noted above in our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” in 2013, we entered into a quota share reinsurance transaction with a group of unaffiliated reinsurers. Although that transaction reduces our premium yields, the transaction will have a lesser impact on our overall results, as losses ceded under this transaction reduce our losses incurred and the ceding commission we receive reduces our underwriting expenses.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy (the “Gold Cert Endorsement”). Our Gold Cert Endorsement limits our ability to rescind coverage under certain circumstances. As of March 31, 2014, approximately 17% of our flow, primary insurance in force was written under our Gold Cert Endorsement. However, approximately 65% and 73% of our flow, primary new insurance written in 2013 and the first quarter of 2014, respectively, was written under this endorsement. The Gold Cert Endorsement is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012).

We are in the process of revising our master policy. The new master policy will comply with various requirements the GSEs have communicated to the industry. These requirements contain limitations on rescission rights that, while generally similar, differ in some respects from the limitations in our Gold Cert Endorsement. Our new master policy has been approved by the GSEs, however, it remains subject to review and approval by state insurance regulators. The GSEs have not announced an effective date for the new master policies of all mortgage insurers, but have stated that the effective date will not be earlier than July 1, 2014.

As of March 31, 2014, approximately 1.7% of our primary risk in force written through the flow channel, and 21.4% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that given the various changes in our underwriting requirements that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of March 31, 2014, the premium deficiency reserve was $43 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses, although declining, for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process will have on us.

Over the past several years, the average time it takes to receive a claim associated with a defaulted loan has increased. This is, in part, due to new loss mitigation protocols established by servicers and to changes in some state foreclosure laws that may include, for example, a requirement for additional review and/or mediation processes. Unless a loan is cured during a foreclosure delay, at the completion of the foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, recent housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 81.1% at March 31, 2014, compared to 79.5% at December 31, 2013, and 79.8% at December 31, 2012. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Our persistency rate is affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Due to refinancing, we have experienced lower persistency on our 2009 through 2011 books of business. This has been partially offset by higher persistency on our older books of business reflecting the more restrictive credit policies of lenders (which make it more difficult for homeowners to refinance loans), as well as declines in housing values. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. We also have $345 million principal amount of 5% Convertible Senior Notes and $500 million principal amount of 2% Convertible Senior Notes outstanding. The 5% Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. Prior to January 1, 2020, the 2% Convertible Senior Notes are convertible only upon satisfaction of one or more conditions. One such condition is that during any calendar quarter commencing after March 31, 2014, the last reported sale price of our common stock for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter be greater than or equal to 130% of the applicable conversion price on each applicable trading day. The notes are convertible at an initial conversion rate, which is subject to adjustment, of 143.8332 shares per $1,000 principal amount. This represents an initial conversion price of approximately $6.95 per share. 130% of such conversion price is $9.03. On or after January 1, 2020, holders may convert their notes irrespective of satisfaction of the conditions. We do not have the right to defer interest on our Convertible Senior Notes. For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 3 — “Summary of Significant Accounting Policies” to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.

Our debt obligations materially exceed our holding company cash and investments

At March 31, 2014, we had approximately $542 million in cash and investments at our holding company and our holding company’s debt obligations were $1,297 million in aggregate principal amount, consisting of $62 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, $500 million of Convertible Senior Notes due in 2020 and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of March 31, 2014, is approximately $66 million.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which other than raising capital in the public markets is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to our holding company. Through 2014, MGIC cannot pay any dividends to our holding company without approval from the OCI. Any additional capital contributions to our subsidiaries would decrease our holding company cash and investments.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(In thousands, except per share data)
Net premiums written	$218,020	$248,500

Net premiums earned	$214,261	$247,059
Investment income	20,156	18,328
Realized (losses) gains, net	(231)	1,259
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—

Net impairment losses recognized in earnings	—	—
Other revenue	896	2,539

Total revenues	235,082	269,185
Losses and expenses:
Losses incurred	122,608	266,208
Change in premium deficiency reserve	(5,173)	(1,650)
Underwriting and other expenses, net	39,400	50,012
Interest expense	17,539	26,406

Total losses and expenses	174,374	340,976

Income (loss) before tax	60,708	(71,791)
Provision for income taxes	726	1,139

Net income (loss)	$59,982	$(72,930)

Diluted weighted average common shares
outstanding	413,180	232,348

Diluted income (loss) per share	$0.15	$(0.31)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	March 31,	December 31,	March 31,
	2014	2013	2013
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$4,761,481	$4,866,819	$4,540,690
Cash and cash equivalents	314,331	350,132	1,635,810
Reinsurance recoverable on loss reserves (2)	57,618	64,085	96,179
Prepaid reinsurance premiums	38,071	36,243	762
Home office and equipment, net	28,650	26,185	26,863
Deferred insurance policy acquisition costs	10,154	9,721	12,208
Other assets	254,690	248,205	195,986

	$5,464,995	$5,601,390	$6,508,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$2,834,559	$3,061,401	$3,848,348
Unearned premiums	160,097	154,479	140,213
Premium deficiency reserve	43,288	48,461	72,131
Senior notes	61,883	82,773	99,929
Convertible senior notes	845,000	845,000	845,000
Convertible junior debentures	389,522	389,522	389,522
Other liabilities	289,931	275,216	335,673

Total liabilities	4,624,280	4,856,852	5,730,816
Shareholders’ equity	840,715	744,538	777,682

	$5,464,995	$5,601,390	$6,508,498

Book value per share (3)	$2.48	$2.20	$2.30

(1) Investments include net unrealized gains (losses) on securities	(44,973)	(84,634)	30,999
(2) Loss reserves, net of reinsurance recoverable on loss reserves	2,776,941	2,997,316	3,752,169
(3) Shares outstanding	338,516	337,758	337,758

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized (losses) gains and impairment losses	$(231)	$1,259
Income taxes at 35% (1)	—	—

After tax realized gains	(231)	1,259
Weighted average shares	413,180	232,348

Diluted EPS contribution from realized (losses) gains and
impairment losses	$—	$0.01

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q4 2012		Q1 2013		Q2 2013		Q3 2013		Q4 2013		Q1 2014
New primary insurance written (NIW) (billions)	$7.0		$6.5		$8.0		$8.6		$6.7		$5.2

New primary risk written (billions)	$1.7		$1.6		$2.0		$2.2		$1.7		$1.3

Product mix as a % of primary flow NIW
>95% LTVs	3%		4%		5%		5%		6%		2%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	41%		46%		30%		18%		13%		15%

Primary Insurance In Force (IIF) (billions) (1)	$162.1		$159.5		$158.6		$159.2		$158.7		$157.9
Flow	$146.2		$144.7		$144.4		$145.5		$145.5		$145.0
Bulk	$15.9		$14.8		$14.2		$13.7		$13.2		$12.9

Prime (620 & >)	$140.4		$139.3		$139.3		$140.7		$141.0		$140.8
A minus (575 - 619)	$8.2		$7.8		$7.5		$7.2		$6.9		$6.7
Sub-Prime (< 575)	$2.3		$2.2		$2.1		$2.0		$1.9		$1.9
Reduced Doc (All FICOs)	$11.2		$10.2		$9.7		$9.3		$8.9		$8.5

Annual Persistency	79.8%		78.7%		78.0%		78.3%		79.5%		81.1%

Primary Risk In Force (RIF) (billions) (1)	$41.7		$41.1		$40.9		$41.1		$41.1		$40.9
Prime (620 & >)	$35.8		$35.5		$35.6		$36.0		$36.2		$36.3
A minus (575 - 619)	$2.2		$2.2		$2.1		$2.0		$1.9		$1.8
Sub-Prime (< 575)	$0.7		$0.6		$0.6		$0.6		$0.6		$0.5
Reduced Doc (All FICOs)	$3.0		$2.8		$2.6		$2.5		$2.4		$2.3

RIF by FICO
FICO 620 & >	92.2%		92.4%		92.7%		93.0%		93.3%		93.5%
FICO 575 - 619	6.0%		5.8%		5.6%		5.4%		5.1%		5.0%
FICO < 575	1.8%		1.8%		1.7%		1.6%		1.6%		1.5%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.7%		25.7%		25.8%		25.8%		25.9%		25.9%
Prime (620 & >)	25.5%		25.5%		25.5%		25.6%		25.7%		25.7%
A minus (575 - 619)	27.4%		27.5%		27.5%		27.5%		27.5%		27.5%
Sub-Prime (< 575)	29.0%		28.9%		29.0%		29.0%		29.0%		29.0%
Reduced Doc (All FICOs)	27.0%		26.9%		26.8%		26.9%		26.9%		26.9%

Average Loan Size (thousands) (1)
Total IIF	$161.06		$161.59		$162.50		$164.21		$165.31		$166.33
Flow	$161.42		$162.27		$163.39		$165.32		$166.59		$167.75
Bulk	$157.85		$155.25		$153.93		$153.29		$152.48		$151.95

Prime (620 & >)	$162.45		$163.34		$164.48		$166.40		$167.66		$168.79
A minus (575 - 619)	$128.85		$128.39		$127.92		$127.78		$127.28		$127.14
Sub-Prime (< 575)	$119.63		$119.54		$119.21		$118.98		$118.51		$118.41
Reduced Doc (All FICOs)	$188.21		$185.21		$183.74		$183.50		$183.05		$182.75

Primary IIF — # of loans (1)	1,006,346		987,123		976,063		969,561		960,163		949,384
Prime (620 & >)	864,432		852,527		846,867		845,369		841,004		834,375
A minus (575 - 619)	63,438		61,098		58,825		56,544		54,245		52,252
Sub-Prime (< 575)	18,805		18,183		17,652		17,112		16,516		16,087
Reduced Doc (All FICOs)	59,671		55,315		52,719		50,536		48,398		46,670

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	148,885		139,845		126,610		117,105		111,587		103,328
New Notices	31,778		27,864		25,425		27,755		25,779		23,346
Cures	(29,352)		(31,122)		(25,450)		(24,105)		(23,713)		(27,318)
Paids (including those charged to a deductible or captive)	(10,750)		(9,445)		(9,051)		(8,659)		(7,583)		(7,064)
Rescissions and denials	(716)		(532)		(429)		(509)		(469)		(450)
Items removed from inventory resulting from Countrywide Settlement on GSE loans (6)	—		—		—		—		(2,273)		—
Ending Delinquent Inventory (5)	139,845		126,610		117,105		111,587		103,328		91,842

Primary claim received inventory included in ending delinquent inventory (5)	11,731		10,924		10,637		9,858		6,948		5,990

Composition of Cures (7)
Reported delinquent and cured intraquarter	7,819		9,324		6,172		7,067		6,364		8,554

Number of payments delinquent prior to cure
3 payments or less	11,651		12,811		11,015		9,504		9,975		11,543
4-11 payments	5,476		5,430		5,697		4,866		4,688		4,920
12 payments or more	4,406		3,557		2,566		2,668		2,686		2,301
Total Cures in Quarter	29,352		31,122		25,450		24,105		23,713		27,318

Composition of Paids (7)
Number of payments delinquent at time of claim payment
3 payments or less	55		38		34		57		42		33
4-11 payments	1,584		1,576		1,268		1,205		1,067		965
12 payments or more	9,111		7,831		7,749		7,397		6,474		6,066
Total Paids in Quarter	10,750		9,445		9,051		8,659		7,583		7,064

Aging of Primary Delinquent Inventory (5)
Consecutive months in default
3 months or less	23,282	17%	17,973	14%	18,760	16%	20,144	18%	18,941	18%	14,313	16%
4-11 months	34,688	25%	32,662	26%	26,377	23%	24,138	22%	24,514	24%	23,305	25%
12 months or more	81,875	58%	75,975	60%	71,968	61%	67,305	60%	59,873	58%	54,224	59%

Number of payments delinquent
3 payments or less	34,245	24%	28,376	23%	27,498	24%	28,777	26%	28,095	27%	23,035	25%
4-11 payments	34,458	25%	32,253	25%	27,299	23%	25,089	22%	24,605	24%	22,766	25%
12 payments or more	71,142	51%	65,981	52%	62,308	53%	57,721	52%	50,628	49%	46,041	50%

Primary IIF — # of Delinquent Loans (1)	139,845		126,610		117,105		111,587		103,328		91,842
Flow	107,497		97,317		89,822		85,232		77,851		68,473
Bulk	32,348		29,293		27,283		26,355		25,477		23,369

Prime (620 & >)	90,270		81,783		75,310		71,376		65,724		57,965
A minus (575 - 619)	20,884		18,946		17,682		17,311		16,496		14,518
Sub-Prime (< 575)	7,668		6,993		6,676		6,519		6,391		5,814
Reduced Doc (All FICOs)	21,023		18,888		17,437		16,381		14,717		13,545

	Q4 2012		Q1 2013		Q2 2013		Q3 2013		Q4 2013		Q1 2014

Primary IIF Delinquency Rates (1)	13.90%		12.83%		12.00%		11.51%		10.76%		9.67%
Flow	11.87%		10.91%		10.16%		9.69%		8.92%		7.92%
Bulk	32.10%		30.78%		29.58%		29.44%		29.32%		27.46%

Prime (620 & >)	10.44%		9.59%		8.89%		8.44%		7.82%		6.95%
A minus (575 - 619)	32.92%		31.01%		30.06%		30.62%		30.41%		27.78%
Sub-Prime (< 575)	40.78%		38.46%		37.82%		38.10%		38.70%		36.14%
Reduced Doc (All FICOs)	35.23%		34.15%		33.08%		32.41%		30.41%		29.02%

Reserves
Primary
Direct Loss Reserves (millions)	$3,744		$3,558		$3,334		$3,109		$2,834		$2,629
Average Direct Reserve Per Default	$26,771		$28,100		$28,473		$27,858		$27,425		$28,630
Pool
Direct Loss Reserves (millions)	$140		$127		$113		$104		$99		$87
Ending Delinquent Inventory	8,594		7,890		7,006		6,821		6,563		5,646
Pool claim received inventory included in ending delinquent inventory	304		325		253		185		173		144
Reserves related to Freddie Mac settlement (8)	$167		$157		$147		$136		$126		$115
Other Gross Reserves (millions) (4)	$6		$6		$5		$4		$2		$4

Net Paid Claims (millions) (1) (2)	$628		$469		$433		$414		$481		$343
Flow	$425		$370		$332		$333		$302		$265
Bulk	$98		$78		$78		$63		$55		$59
Countrywide settlement on GSE loans (6)	$—		$—		$—		$—		$105		$—
Pool — with aggregate loss limits	$9		$11		$12		$8		$7		$9
Pool — without aggregate loss limits	$7		$6		$8		$6		$5		$5
Pool — Freddie Mac settlement (8)	$100		$10		$10		$11		$10		$10
Reinsurance	$(20)		$(15)		$(18)		$(17)		$(11)		$(12)
Other (4)	$9		$9		$11		$10		$8		$7
Reinsurance terminations (2)	$(6)		$(3)		$—		$—		$—		$—

Prime (620 & >) (7)	$370		$329		$292		$288		$254		$228
A minus (575 - 619) (7)	$51		$49		$47		$44		$39		$39
Sub-Prime (< 575) (7)	$13		$14		$14		$13		$9		$11
Reduced Doc (All FICOs) (7)	$89		$56		$57		$51		$55		$46

Primary Average Claim Payment (thousands) (1) (7)	$48.6		$47.4		$45.3		$45.7		$47.1		$45.9
Flow	$45.8		$45.0		$42.9		$43.9		$45.2		$43.9
Bulk	$66.4		$64.1		$59.8		$58.3		$60.8		$58.1

Prime (620 & >)	$46.7		$46.2		$43.7		$44.3		$45.2		$44.1
A minus (575 - 619)	$43.1		$44.6		$43.5		$43.4		$42.9		$43.9
Sub-Prime (< 575)	$44.6		$45.6		$46.3		$44.8		$44.1		$46.9
Reduced Doc (All FICOs)	$65.9		$60.3		$58.1		$59.4		$64.3		$59.8

Reinsurance
% insurance inforce subject to reinsurance	10.2%		9.6%		13.8%		18.2%		55.4%		55.9%
% Quarterly NIW subject to reinsurance	4.6%		3.1%		97.3%		96.2%		92.3%		93.0%
Ceded premium written (millions)	$7.3		$7.1		$11.8		$13.5		$42.0		$26.6
Ceding commissions (millions)	$0.5		$0.5		$1.7		$2.4		$7.6		$9.1
Captive trust fund assets (millions) (2)	$328		$314		$276		$259		$249		$240

Direct Pool RIF (millions)
With aggregate loss limits	$439		$425		$410		$392		$376		$346
Without aggregate loss limits	$879		$812		$745		$682		$636		$601

Mortgage Guaranty Insurance Corporation — Risk to Capital	44.7:1		20.4:1		20.2:1		20.0:1		15.8:1		15.3:1	(8)
MGIC Indemnity Corporation — Risk to Capital	1.2:1		1.8:1		2.1:1		2.0:1		1.3:1		1.2:1	(8)
Combined Insurance Companies — Risk to Capital	47.8:1		23.1:1		23.0:1		22.7:1		18.4:1		17.6:1	(8)

GAAP loss ratio (insurance operations only) (3)	263.1%		107.8%		82.5%		77.7%		86.6%		57.2%
GAAP underwriting expense ratio (insurance operations only)	14.2%		18.0%		17.7%		18.1%		20.7%		15.7%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: During the fourth quarter of 2012 and the first quarter of 2013, 941 and 933 loans, respectively, were cured as a result of the aggregate loss limits on certain policies being reached. These policies are not related to the disclosed Freddie Mac settlement.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(3)	As calculated, does not reflect any effects due to premium deficiency.

(4)	Includes Australian operations

(5)	As of March 31, 2014, rescissions of coverage on approximately 1,525 loans had been voluntarily suspended, as we believed those loans could be covered by a settlement.

(6)	Refer to our risk factor titled “We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” above for information about our settlement with Countrywide.

(7)	Excludes items and dollars associated with the Countrywide Settlement on GSE loans

(8)	Preliminary